Exhibit 99.1

Media Contacts:

Staples: Kirk Saville

508-253-8530

Office Depot: Karen Denning

630-438-7445

Investor Contacts:

Staples: Chris Powers

508-253-4632

Office Depot: Rich Leland

561-438-3796

Staples and Office Depot Intend to Extend Merger Agreement

FRAMINGHAM, Mass. and BOCA RATON, Fla., Jan. 20, 2016 – Staples, Inc. (NASDAQ: SPLS) and Office Depot, Inc. (NASDAQ: ODP) today announced that the Board of Directors of both companies intend to waive the merger agreement termination date of February 4, 2016, and extend it to May 16, 2016. The extension allows for the completion of ongoing federal district court litigation with the Federal Trade Commission. The companies are working to extend financing terms for the transaction, and expect to execute the merger extension agreement once financing terms are finalized.

“This merger creates an unparalleled opportunity to better serve our customers and to deliver shareholder value,” said Ron Sargent, Chief Executive Officer of Staples. “We are committed to completing this transaction and look forward to a full and impartial judicial review.”

On February 4, 2015, Staples and Office Depot entered into a definitive merger agreement to combine as a single company. The combined company will be better positioned to provide value to customers, and compete against a large and diverse set of competitors. The company expects to deliver more than $1 billion of annualized synergies net of investments to provide increased value to customers by the third full fiscal year post-closing. The combined company will be better equipped to optimize its retail footprint, minimize redundancy, and reduce costs.

About Staples, Inc.

Staples makes it easy to make more happen with more products and more ways to shop. Through its world-class retail, online and delivery capabilities, Staples lets customers shop however and whenever they want, whether it’s in-store, online or on mobile devices. Staples offers more products than ever, such as technology, facilities and breakroom supplies, furniture, safety supplies, medical supplies, and Copy and Print services. Headquartered outside of Boston, Staples operates throughout North and South America, Europe, Asia, Australia and New Zealand. More information about Staples (SPLS) is available at www.staples.com.

About Office Depot, Inc.

Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school or car.

Office Depot, Inc. is a resource and a catalyst to help customers work better. We are a single source for everything customers need to be more productive, including the latest technology, core office supplies, print and document services, business services, facilities products, furniture, and school essentials.

The company has annual sales of approximately $16 billion, employs approximately 56,000 associates, and serves consumers and businesses in 59 countries with approximately 1,800 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot, OfficeMax, Grand & Toy, and Viking. The company’s portfolio of exclusive product brands include TUL, Foray, Brenton Studio, Ativa, WorkPro, Realspace and HighMark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol ODP. Additional press information can be found at: http://news.officedepot.com.

IMPORTANT ADDITIONAL INFORMATION

In connection with the proposed merger, Staples has filed with the SEC a registration statement on Form S-4 that includes a proxy statement of Office Depot that also constitutes a prospectus of Staples. Staples filed the final proxy statement/prospectus with the SEC on May 18, 2015. The registration statement was declared effective by the SEC on May 15, 2015. Office Depot mailed the definitive proxy statement/prospectus to stockholders of Office Depot on or about May 19, 2015, and the stockholders approved the transaction on June 19, 2015. The registration statement and the proxy statement/prospectus contain important information about Staples, Office Depot, the transaction and related matters. Investors and security holders are urged to read the registration statement and the proxy statement/prospectus (including all amendments and supplements thereto) carefully.

Investors and security holders may obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by Staples and Office Depot through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders may obtain free copies of the registration statement and the definitive proxy statement/prospectus from Staples by contacting Staples’ Investor Relations Department at 800-468-7751 or from Office Depot by contacting Office Depot’s Investor Relations Department at 561-438-7878.

Safe Harbor for Forward-Looking Statements

Statements in this document regarding the proposed transaction between Staples and Office Depot, the expected timetable for satisfying conditions to the merger, including receiving regulatory approvals, and completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Staples or Office Depot managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability to consummate the transaction; the risk that regulatory approvals required for the merger are not obtained or are obtained after delays or subject to conditions that are not anticipated; the risk that the financing required to fund the transaction is not obtained; the risk that the other conditions to the closing of the merger are not satisfied; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger; uncertainties as to the timing of the merger; competitive responses to the proposed merger; response by activist shareholders to the merger; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; the ability to successfully integrate Staples’ and Office Depot’s operations and employees; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from the merger; litigation relating to the merger; the outcome of pending or potential litigation or governmental investigations; the inability to retain key personnel; any changes in general economic and/or industry specific conditions; and the other factors described in Staples’ Annual Report on Form 10-K for the year ended January 31, 2015 and Office Depot’s Annual Report on Form 10-K for the year ended December 27, 2014 and their most recent Quarterly Reports on Form 10-Q each filed with the SEC. Staples and Office Depot disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.